Exhibit 99.1

Sutron Reports Third Quarter Operating Results

November 11, 2009, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for three months and nine months ended September 30, 2009.

Financial Highlights

Net income for the third quarter ended September 30, 2009 was $407,341 or $.09 per share compared to net income of $186,867 or $.04 per share for the same quarter last year.  Net income for the nine months ended September 30, 2009 was $872,792 or $.19 per share compared to net income of $692,667or $.15 per share for the nine month period last year.  Revenues for the third quarter ended September 30, 2009 were $4,536,850 compared to $4,395,775 in the third quarter of 2008.  Revenues for the nine months ended September 30, 2009 were $12,898,779 compared to $12,239,838 in the same nine month period of 2008.  The backlog of customer orders at September 30, 2009 was $17,203,000 as compared to $8,701,000 at September 30, 2008.

“We are pleased to report a 118% increase in earnings in the third quarter as well as more than doubling our backlog”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “Our gross margin as a percentage of revenues improved to 42.4% in the third quarter of 2009 as compared to 35% in the third quarter of 2008.   The increase in gross margin was primarily due to the product mix resulting in increased sales of higher margin products and due to a small foreign currency gain of approximately $4,000 in 2009 as compared to a foreign currency loss of approximately $106,000 in 2008.  Our operating income increased 82% to $573,869 in the third quarter of 2009 as compared to $314,643 in 2008 due to the increase in revenues and to the improved gross margin.  Product development expenses increased 33.5% in the third quarter of 2009 as compared to the prior year due to an increase in R&D personnel and activities and lower direct billings by R&D personnel.”

“Customer orders increased significantly in the third quarter of 2009 and totaled approximately $9,505,000 as compared to orders of approximately $5,505,000 in 2008.  We received a major contract award from a Spanish consortium, UTE Dominion-ADASA, of approximately $4,200,000 in September 2009 for 631 rainfall, hydrological, meteorological, and agricultural monitoring stations in Venezuela.  We also received large orders from various government agencies including the U.S. Geological Survey, the U.S. Army Corps of Engineers, U.S. Bureau of Reclamation, NASA, U.S. Fish and Wildlife Service and NOAA’s National Ocean Survey in the third quarter.  Due to the buildup in our backlog, we anticipate significant shipments in the fourth quarter and that we will have a record year in 2009.”

“We ended the quarter with cash and cash equivalents of approximately $5.1 million which includes restricted cash and cash equivalents of approximately $1.5 million.  We continue to be optimistic in regards to our future business.  We are closely following global economic stimulus plans and believe that we will receive significant customer orders in 2009 and 2010 as a result of increased federal and foreign government spending.”

About Sutron Corporation

Sutron was founded in 1975 and is headquartered in Sterling, Virginia. Sutron designs, manufactures and sells hydrological, meteorological and oceanic monitoring products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on March 31, 2009. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION

FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended September 30,
OPERATING RESULTS	2009	2008
Revenues	$4,536,850	$4,395,775
Cost of sales	2,613,524	2,856,044
Gross profit	1,923,326	1,539,731
Operating expenses:
Selling, general and administrative expenses	905,980	892,955
Research and product development expenses	443,477	332,133
Total operating expenses	1,349,457	1,225,088
Operating income	573,869	314,643
Interest and other income, net	20,772	22,224
Income before income taxes	594,641	336,867
Income tax expense	187,300	150,000
Net income	$407,341	$186,867

Net income per share:
Basic income per share	$.09	$.04
Diluted income per share	$.08	$.04

	(Unaudited)
	For the Nine Months
	Ended September 30,
OPERATING RESULTS	2009	2008
Revenues	$12,898,779	$12,239,838
Cost of sales	7,645,785	7,865,910
Gross profit	5,252,994	4,373,928
Operating expenses:
Selling, general and administrative expenses	2,877,887	2,497,538
Research and development expenses	1,215,067	908,376
Total operating expenses	4,092,954	3,405,914
Operating income	1,160,040	968,014
Interest and other income, net	215,752	88,653
Income before income taxes	1,375,792	1,056,667
Income tax expense	503,000	364,000
Net income	$872,792	$692,667

Net income per share:
Basic income per share	$.19	$.15
Diluted income per share	$.18	$.14

BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,654,855	$3,705,475
Restricted cash and cash equivalents	1,458,535	784,920
Accounts receivable, net	5,755,794	3,872,527
Inventory	3,798,136	4,053,788
Prepaid items and other assets	302,657	302,633
Income taxes receivable	83,454	983,875
Deferred income taxes	339,000	308,000
Total Current Assets	15,392,431	14,011,218

Property and Equipment, Net	1,925,080	372,745
Other Assets
Goodwill	570,150	570,150
Other Assets	131,662	95,057
Total Assets	$18,019,323	$15,049,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,028,340	$1,200,721
Accrued payroll	458,288	129,142
Other accrued expenses	1,124,522	794,307
Notes payable – current	–	2,765
Bank credit facility	228,621	–
Billings in excess of costs and estimated earnings	53,041	139,117
Total Current Liabilities	2,892,812	2,266,052

Long-Term Liabilities
Deferred rent	1,344,488	–
Deferred income taxes	62,000	59,000
Total Long-term Liabilities	1,406,488	59,000
Total Liabilities	4,299,300	2,325,052

Stockholders’ Equity
Common stock	45,707	45,707
Additional paid-in capital	2,888,137	2,778,775
Retained earnings	10,881,897	10,009,105
Accumulated other comprehensive loss	(95,718)	(109,469)
Total Stockholders’ Equity	13,720,023	12,724,118
Total Liabilities and Stockholders’ Equity	$18,019,323	$15,049,170